EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following companies are wholly-owned subsidiaries of the Registrant as of December 31, 2007:

Aspect Business Solutions, Inc., a Texas corporation
SMS Envirofuels, Inc., a Texas corporation